Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement (this “Agreement”), dated October 21, 2009, by and among Irving Azoff (“Executive”), Ticketmaster Entertainment, Inc. (“Ticketmaster”), and the Azoff Family Trust of 1997, dated May 27, 1997, as amended (the “Azoff Trust”). Subject to the occurrence of the Merger (as defined below) and solely by virtue of the occurrence of the Merger and without any further action, effective upon the LN Effective Date (as defined below), Live Nation, Inc. (“Live Nation”) automatically shall become a party to this Agreement and automatically shall assume its obligations under this Agreement.

1.              Recitals

(a) Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), by and among Ticketmaster, Live Nation and, from and after its accession to the Merger Agreement, a Delaware limited liability company to be formed by Live Nation, dated February 10, 2009. Subject to the satisfaction of the conditions contained in the Merger Agreement, the Merger Agreement provides for the Merger (as defined in the Merger Agreement) (the “Merger”).

(b) Reference is made to the Employment Agreement (“Ticketmaster Employment Agreement”), dated October 22, 2008, by and among Executive, Ticketmaster, and, solely for purposes of the sections of the Ticketmaster Employment Agreement entitled “FLMG Equity Cancellation; Ticketmaster Equity Grant” and “Miscellaneous,” the Azoff Trust.

(c) Reference is made to the Amended and Restated Employment Agreement, dated as of October 21, 2009, by and between Front Line Management Group, Inc. (“FLMG”) and Executive (as amended from time to time, the “FLMG Employment Agreement”).

(d) Reference is made to (i) that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of May 11, 2007, by and among FLMG, Ticketmaster (as successor to IAC/InterActiveCorp) and the other persons listed on the signature pages to the Stock Purchase Agreement, pursuant to which, among other matters, Ticketmaster (as successor to IAC/InterActiveCorp) acquired a majority of the issued and outstanding shares of capital stock of FLMG, including a portion of the shares of capital stock of FLMG held by Executive and/or his affiliates and (ii) the “2004 Agreement” (as such term is defined in the Stock Purchase Agreement) (the “2004 Agreement”).

(e) WHEREAS, pursuant to the terms of the Stock Purchase Agreement, Executive’s obligations pursuant to Section 6.7 of the 2004 Agreement were extended until the later of (i) June 8, 2012 and (ii) the one year anniversary of Executive’s termination of employment with FLMG.

(f) WHEREAS, subject to the occurrence of the LN Effective Date, the parties have agreed that Live Nation shall be obligated under specified circumstances to purchase shares of common stock, par value $0.01, of FLMG owned by Executive and/or his affiliates, as more fully described in section 13 of this Agreement.

(g) WHEREAS, as a condition to the willingness of Ticketmaster and Live Nation to enter into this Agreement and to commit to the share purchase provisions set forth in section 13 of this Agreement, this Agreement shall incorporate by reference and further extend the term of Executive’s obligations under Section 6.7 of the 2004 Agreement, as more fully described in section 16 of this Agreement.

NOW, THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions contained in this Agreement, the parties hereto agree as follows:

2.              Live Nation Position and Responsibilities

(a) Subject to, and upon the occurrence of, the LN Effective Date, Executive shall become, and during the LN Employment Term (as defined below) Executive shall serve as, the Executive Chairman of Live Nation, reporting to (i) the Board of Directors of Live Nation (the “Live Nation Board”) and (ii) at the direction of the Live Nation Board, the Chairman of the Live Nation Board (“Chairman of the Board”). Subject to the immediately preceding sentence, during the LN Employment Term, Executive shall have primary responsibility for oversight of Live Nation’s artist services businesses (including merchandising, web sites, fan sites, VIP ticketing, e-commerce, sponsorships and related businesses) and artist management business (including serving in the capacity of Chief Executive Officer of FLMG). Executive acknowledges and agrees that the Chief Executive Officer and President of Live Nation shall have those powers and duties normally associated with the positions of President and Chief Executive Officer of entities comparable to Live Nation, including, without limitation, oversight and management of (A) Live Nation’s corporate and investor relations functions, (B) Live Nation’s live entertainment promotions and venue operations businesses, (C) Live Nation’s ticketing and digital/online businesses and (D) all other businesses and operating units of Live Nation, other than those specifically identified in the immediately preceding sentence. During the LN Employment Term, Executive and the Chief Executive Officer and President of Live Nation shall have shared responsibility for Live Nation’s business development, strategic decisions and overall policies.

(b) Live Nation shall cause Executive to be appointed or elected to the Live Nation Board as soon as practicable following the LN Effective Date. Thereafter, during the LN Employment Term, so long as Executive remains Executive Chairman of Live Nation, Executive shall be nominated by Live Nation to remain on the Live Nation Board, subject to the immediately succeeding sentence. During the LN Employment Term, in the event Executive’s employment with Live Nation ends at any time and for any reason, Executive agrees that, in the absence of an agreement with the Live Nation Board to the contrary, Executive will resign his position as a member of the Live Nation Board simultaneously with the termination of Executive’s employment with Live Nation.

(c) During the LN Employment Term, Executive agrees to devote substantially all of Executive’s working time, attention and efforts to Live Nation and, for so long as Executive is employed by FLMG, to FLMG; provided, however, that nothing herein shall preclude Executive from accepting appointment to, or continuing to serve on, any board of directors or trustees of any business corporation or any charitable organization, subject to the prior approval of the Live Nation Board; provided, further, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties under this Agreement or conflict with Executive’s obligations under (i) Exhibit C of this Agreement, (ii) Section 8 of the FLMG Employment Agreement, or (iii) Section 6.7 of the 2004 Agreement (as extended pursuant to the terms of the Stock Purchase Agreement and as further extended pursuant to the terms of this Agreement).

(d) Subject to paragraph (c) above, Executive agrees that during the LN Employment Term he shall perform his duties conscientiously and faithfully subject to the lawful directions of the Live Nation Board and the Chairman of the Board, and in accordance with each of Live Nation’s corporate governance and ethics guidelines, conflict of interests policies, and codes of conduct.

(e) During the LN Employment Term, Executive’s principal place of employment shall be FLMG’s headquarters currently located in Westwood, California or in any new headquarters for FLMG located in Beverly Hills, California or West Los Angeles, California.

3.              LN Effective Date

“LN Effective Date” shall mean the date of consummation of the Merger; provided, however, that the LN Effective Date shall not occur if Executive’s employment with Ticketmaster terminates for any reason prior to consummation of the Merger. Live Nation’s obligations under this Agreement shall become effective upon the LN Effective Date and Executive and Ticketmaster acknowledge and agree that Live Nation shall have no obligations under this Agreement unless and until the consummation of the Merger occurs. For the avoidance of doubt, sections 2, 5, 6, 11, 12, 13, 14, 16, 19, 20(b) and 20(h) of this Agreement shall become effective solely upon the occurrence of the LN Effective Date and all other sections of this Agreement shall become effective on the date of this Agreement.

4.              LN Employment Term

“LN Employment Term” shall mean the period from the LN Effective Date through June 8, 2014, unless Executive’s employment with Live Nation terminates prior to June 8, 2014 in accordance with the terms of this Agreement, in which case “LN Employment Term” shall mean the period from the LN Effective Date through the date of termination of Executive’s employment with Live Nation in accordance with the terms of this Agreement. Live Nation may terminate Executive’s employment with Live Nation at any time with or without Cause or upon Executive’s Disability. Executive may terminate Executive’s employment with Live Nation at any time with or without Good Reason. Executive’s employment with Live Nation shall terminate immediately upon Executive’s death.

5.              Closing Bonus

Subject to Executive’s employment with Ticketmaster and/or Live Nation on the LN Effective Date, Live Nation shall pay to Executive $2,000,000 in cash within three business days following the LN Effective Date.

6.              Live Nation Annual Bonus

For each fiscal year of Live Nation during the LN Employment Term with respect to which Executive is employed by Live Nation on the last day of such fiscal year (other than fiscal year 2009, with respect to which Executive shall have no entitlement to an Annual Bonus), Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the Compensation Committee of the Live Nation Board and that are at least as favorable to Executive as those performance targets applicable to other senior executives of Live Nation; provided, however, that each Annual Bonus opportunity shall be structured such that Executive shall be entitled to $1,000,000 if Executive meets 90% of the applicable target, $2,000,000 if Executive meets 110% of the applicable target and an amount between $1,000,000 and $2,000,000 determined by straight line interpolation based upon performance levels between 90% of the applicable target and 110% of the applicable target. To the extent earned, an Annual Bonus shall be paid after January 1 and not later than March 15 of the calendar year immediately following the calendar year in which such Annual Bonus is earned. In the event of a Termination of Executive’s Employment with Live Nation during the LN Employment Term (other than a Termination of Executive’s Employment during fiscal year 2009) due to Executive’s death or Disability, by Live Nation without Cause or by Executive for Good Reason, Executive shall be eligible to receive an Annual Bonus for the full year in which Termination of Executive’s Employment with Live Nation occurs based upon actual performance for the full year, such payment to be made in accordance with the immediately preceding sentence. Upon the LN Effective Date, Executive no longer shall be eligible for a discretionary bonus pursuant to the Ticketmaster Employment Agreement; provided, however, that Executive shall remain eligible for a discretionary bonus pursuant to the Ticketmaster Employment Agreement for the 2009 fiscal year regardless of when the Merger is consummated.

7.              Ticketmaster Option Grant

(a) On May 6, 2009, Ticketmaster granted to Executive an option (the “Stock Option”) to purchase 1,445,088 shares of common stock, $0.01 par value, of Ticketmaster (“Ticketmaster Common Stock”), with a per share exercise price equal to $7.55 and a maximum term of ten years. In the event that Ticketmaster does not receive the Requisite Stockholder Approvals at the first meeting of Ticketmaster stockholders held after the date of this Agreement, Executive immediately shall forfeit the Stock Option. “Requisite Stockholder Approvals” means the requisite stockholder approvals (i) under the Nasdaq rules necessary to increase the maximum number of shares of Ticketmaster Common Stock available under the 2008 Ticketmaster Stock and Annual Incentive Plan (the “Ticketmaster Plan”) and the maximum number of shares of Ticketmaster Common Stock awardable to any individual under the Ticketmaster Plan, in each case in sufficient amounts to allow for all of the equity grants contemplated by this Agreement without exceeding applicable limits under the Ticketmaster Plan and (ii) necessary to qualify for the deductibility of payments to Executive for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”).

(b) Executive shall have the right to exercise the Stock Option, to the extent vested, on a net basis pursuant to Section 5(g)(iii) of the Ticketmaster Plan.

(c) Except as otherwise provided in this section 7, subject to Executive’s continued employment with Ticketmaster (prior to the LN Effective Date) and with Live Nation (on and after the LN Effective Date) through each applicable vesting date set forth below, the Stock Option shall vest as follows:

Vesting Date	Percentage of Stock Option That Vests

October 29, 2009	25% (rounded to the nearest whole share)

October 29, 2010	25% (rounded to the nearest whole share)

October 29, 2011	25% (rounded to the nearest whole share)

October 29, 2012	Remainder

(d) The Stock Option shall vest in full (to the extent not previously forfeited) in the event of a termination of Executive’s employment (i) prior to the LN Effective Date, with Ticketmaster (A) by Ticketmaster without Cause (other than due to Executive’s death or Disability), or (B) by Executive for Good Reason, in each case, irrespective of Executive’s employment status with FLMG, and (ii) on and after the LN Effective Date, with Live Nation (A) by Live Nation without Cause (other than due to Executive’s death or Disability), or (B) by Executive for Good Reason. Upon any other termination of Executive’s employment with Ticketmaster prior to the LN Effective Date or any other termination of Executive’s employment with Live Nation on or after the LN Effective Date, Executive shall forfeit any unvested portion of the Stock Option, in each case, irrespective of Executive’s employment status with FLMG.

(e) Except as otherwise provided in this section 7, any vested portion of the Stock Option will remain exercisable until the earlier of (i) May 5, 2019 and (ii) 90 days following termination of Executive’s employment with Ticketmaster (prior to the LN Effective Date) or termination of Executive’s employment with Live Nation (on or after the LN Effective Date), in each case, irrespective of Executive’s employment status with FLMG.

(f) Upon a termination of Executive’s employment with Ticketmaster prior to the LN Effective Date (i) by Ticketmaster without Cause (other than due to Executive’s death or Disability), (ii) by Executive for Good Reason or (iii) due to Executive’s death or Disability, in each case, irrespective of Executive’s employment status with FLMG, any vested portion of the Stock Option will remain exercisable until the earlier of (A) May 5, 2019 and (B) eighteen months following Executive’s termination of employment with Ticketmaster.

(g) Upon a termination of Executive’s employment with Live Nation on or after the LN Effective Date (i) by Live Nation without Cause (other than due to Executive’s death or Disability), (ii) by Executive for Good Reason or (iii) due to Executive’s death or Disability, in each case, irrespective of Executive’s employment status with FLMG, any vested portion of the Stock Option will remain exercisable until the earlier of (A) May 5, 2019 and (B) the later of (1) eighteen months following Executive’s termination of employment with Live Nation and (2) the two-year anniversary of the Merger.

(h) Upon a Ticketmaster Change in Control occurring prior to the LN Effective Date, the Stock Option shall vest in full to the extent not previously forfeited if, and only if, Executive is employed by Ticketmaster on the date of the Ticketmaster Change in Control. Upon a Live Nation Change in Control occurring after the LN Effective Date, the Stock Option shall vest in full to the extent not previously forfeited if, and only if, Executive is employed by Live Nation on the date of the Live Nation Change in Control. Executive agrees that consummation of the Merger does not constitute a Ticketmaster Change in Control or a Live Nation Change in Control for purposes of this Agreement.

(i) The Stock Option has been granted under the Ticketmaster Plan. Except as otherwise provided in this section 7, the Stock Option will be subject to the terms set forth in the Ticketmaster Plan.

(j) Any portion of the Stock Option that is outstanding immediately prior to the occurrence of the Merger shall be converted into a Converted Live Nation Option (as defined in the Merger Agreement) pursuant to Section 2.3(a)(i) of the Merger Agreement and otherwise shall remain subject to the terms and conditions (including vesting conditions) applicable to the Stock Option in effect immediately prior to the Merger.

(k) Ticketmaster shall use its reasonable best efforts to solicit its stockholders in order to obtain the Requisite Stockholder Approvals at the first meeting of the Ticketmaster stockholders after the date of this Agreement, at which meeting Ticketmaster will submit for approval by Ticketmaster stockholders the matters contained in this Agreement which require the Requisite Stockholder Approvals (along with any other matters presented for approval by Ticketmaster stockholders at such meeting).

(l) For the avoidance of doubt, in no event will the vesting of the Stock Option be contingent upon the consummation of the Merger.

(m) Notwithstanding anything to the contrary contained in this section 7, in no event shall any portion of the Stock Option become exercisable unless and until Ticketmaster has obtained the Requisite Stockholder Approvals.

8.              Stock Growth RSU Grant

(a) On May 6, 2009, Ticketmaster granted to Executive an award of 252,890 restricted stock units corresponding to shares of Ticketmaster Common Stock (“Stock Growth RSUs”). In the event that Ticketmaster does not receive the Requisite Stockholder Approvals at the first meeting of Ticketmaster stockholders held after the date of this Agreement, Executive immediately shall forfeit the Stock Growth RSUs.

(b) Except as otherwise provided in this section 8, subject to Executive’s continued employment with Ticketmaster (prior to the LN Effective Date) and with Live Nation (on and after the LN Effective Date) and through each applicable vesting date set forth below (the “Continued Employment Requirement”), the Stock Growth RSUs shall vest as follows:

Vesting Date	Percentage of Stock Growth RSUs that Vests

The later to occur of (x) the first anniversary of the Merger and (y) the date that the average closing trading price for common stock, par value $0.01 per share, of Live Nation (“Live Nation Common Stock”) (on the principal exchange on which it is traded) over any consecutive twelve month period commencing on or after the LN Effective Date equals or exceeds the product of (1) $14.45 and (2) the Exchange Ratio (as defined in the Merger Agreement) (such product, the “Milestone Price”) (the date contemplated by this clause (y), the (“Milestone Date”)).

25% (rounded to the nearest whole share)

The later to occur of (x) the second anniversary of the Merger and (y) the Milestone Date.	25% (rounded to the nearest whole share)

The later to occur of (x) the third anniversary of the Merger and (y) the Milestone Date.	25% (rounded to the nearest whole share)

Vesting Date	Percentage of Stock Growth RSUs that Vests

The later to occur of (x) the fourth anniversary of the Merger and (y) the Milestone Date.	Remainder

(c) The Continued Employment Requirement shall be deemed satisfied in the event of the Termination of Executive’s Employment with Live Nation by Live Nation without Cause (other than due to Executive’s death or Disability) following the LN Effective Date or the Termination of Executive’s Employment with Live Nation by Executive for Good Reason following the LN Effective Date, and, in such event, unvested Stock Growth RSUs shall remain outstanding and eligible for vesting upon the occurrence of the Milestone Date (and without regard to the applicable anniversary of the Merger) until the later of (i) June 8, 2014 and (ii) the earlier of (A) two years following the date of the Termination of Executive’s Employment with Live Nation and (B) May 6, 2021 (the later of clauses (i) and (ii), the “Outside Date”); if this first sentence of this paragraph (c) applies and the Milestone Date has not occurred prior to the Outside Date, Executive shall forfeit the Stock Growth RSUs on the Outside Date. Executive shall forfeit any unvested portion of the Stock Growth RSUs upon any other termination of Executive’s employment with Live Nation following the LN Effective Date. Executive shall forfeit the Stock Growth RSUs upon any termination of Executive’s employment with Ticketmaster for any reason prior to the LN Effective Date.

(d) Upon a Live Nation Change in Control occurring after the LN Effective Date, the Stock Growth RSUs shall vest in full to the extent not previously forfeited if, and only if, Executive is employed by Live Nation on the date of the Live Nation Change in Control. Executive agrees that consummation of the Merger does not constitute a Live Nation Change in Control for purposes of this Agreement.

(e) Vested Stock Growth RSUs shall be settled in registered and unrestricted shares of Live Nation Common Stock (other than restrictions under applicable law) no later than the fifth business day following the date that such Stock Growth RSUs vest.

(f) The Stock Growth RSUs have been granted under the Ticketmaster Plan. Except as otherwise provided in this section 8, the Stock Growth RSUs will be subject to the terms set forth in the Ticketmaster Plan. For the avoidance of doubt, following the LN Effective Date, the Milestone Price shall be subject to adjustment pursuant to the penultimate sentence of Section 3(d) of the Ticketmaster Plan (it being understood that no adjustment shall be required as a result of the consummation of the Merger).

(g) Any Stock Growth RSUs that are outstanding immediately prior to the LN Effective Date shall be converted into Converted Live Nation Restricted Stock Units (as defined in the Merger Agreement) pursuant to Section 2.3(a)(ii) of the Merger Agreement and otherwise shall remain subject to the terms and conditions (including vesting conditions) applicable to the Stock Growth RSUs in effect immediately prior to the Merger.

(h) Executive immediately shall forfeit the Stock Growth RSUs in the event the Merger Agreement terminates without the Merger occurring. Executive immediately shall forfeit the Stock Growth RSUs in the event that the Milestone Date does not occur prior to May 6, 2021.

(i) Notwithstanding anything to the contrary contained in this section 8, in no event shall any of the Stock Growth RSUs vest unless and until Ticketmaster has obtained the Requisite Stockholder Approvals.

9.              Merger Milestone RSU Grant

(a) On May 6, 2009, Ticketmaster granted to Executive an award of 144,509 restricted stock units corresponding to shares of Ticketmaster Common Stock (the “Merger Milestone RSUs”). In the event that Ticketmaster does not receive the Requisite Stockholder Approvals at the first meeting of Ticketmaster stockholders held after the date of this Agreement, Executive immediately shall forfeit the Merger Milestone RSUs.

(b) Except as otherwise provided in this section 9, subject to Executive’s continued employment with Ticketmaster (prior to the LN Effective Date) and with Live Nation (on and after the LN Effective Date) through each vesting date and subject to the satisfaction of any one of the three performance goals set forth on Schedule I to this Agreement which the Compensation Committee of the Ticketmaster Board of Directors approved on May 6, 2009 (the “Performance Goals”), the Merger Milestone RSUs shall vest in equal annual installments on the first, second, third and fourth anniversaries of the Merger.

(c) Subject to the satisfaction of any one of the three Performance Goals, any unvested Merger Milestone RSUs shall vest in full in the event of a Termination of Executive’s Employment with Live Nation by Live Nation without Cause (other than due to Executive’s death or Disability) occurring after the LN Effective Date, or a Termination of Executive’s Employment with Live Nation by Executive for Good Reason occurring after the LN Effective Date; provided, however, that if none of the Performance Goals has been satisfied at the time of the Termination of Executive’s Employment with Live Nation, the Merger Milestone RSUs shall vest only if, and at such point after such Termination of Executive’s Employment with Live Nation as, at least one of the Performance Goals has been satisfied. Upon any other termination of Executive’s employment with Live Nation occurring after the LN Effective Date, Executive shall forfeit any unvested portion of the Merger Milestone RSUs. Executive shall forfeit the Merger Milestone RSUs upon any termination of Executive’s employment with Ticketmaster for any reason prior to the LN Effective Date.

(d) Upon a Live Nation Change in Control occurring after the LN Effective Date, any unvested Merger Milestone RSUs shall vest in full to the extent not previously forfeited if, and only if, Executive is an employee of Live Nation on the date of the Live Nation Change in Control. Executive agrees that consummation of the Merger shall not constitute a Live Nation Change in Control for purposes of this Agreement.

(e) Vested Merger Milestone RSUs shall be settled in registered and unrestricted shares of Live Nation Common Stock (other than restrictions under applicable law) no later than the fifth business day following the date that such Merger Milestone RSUs vest.

(f) The Merger Milestone RSUs have been granted under the Ticketmaster Plan. Except as otherwise provided in this section 9, the Merger Milestone RSUs will be subject to the terms set forth in the Ticketmaster Plan.

(g) Any Merger Milestone RSUs that are outstanding immediately prior to the occurrence of the Merger shall be converted into Converted Live Nation Restricted Stock Units (as defined in the Merger Agreement) pursuant to Section 2.3(a)(ii) of the Merger Agreement and otherwise shall remain subject to the terms and conditions (including vesting conditions) applicable to the Merger Milestone RSUs in effect immediately prior to the Merger.

(h) Executive immediately shall forfeit the Merger Milestone RSUs if none of the three Performance Goals can be satisfied. Executive immediately shall forfeit the Merger Milestone RSUs in the event the Merger Agreement terminates without the Merger occurring.

(i) Notwithstanding anything to the contrary contained in this section 9, in no event shall any of the Merger Milestone RSUs vest unless and until Ticketmaster has obtained the Requisite Stockholder Approvals.

10.       Additional Ticketmaster RSU Grant

(a) On May 6, 2009, Ticketmaster granted to Executive an award of 200,000 restricted stock units corresponding to shares of Ticketmaster Common Stock (the “Additional Ticketmaster RSUs”). In the event that Ticketmaster does not receive the Requisite Stockholder Approvals at the first meeting of Ticketmaster stockholders held after the date of this Agreement, Executive immediately shall forfeit the Additional Ticketmaster RSUs.

(b) Except as otherwise provided in this section 10, subject to Executive’s continued employment with Ticketmaster or FLMG (prior to the LN Effective Date) and with Live Nation (on and after the LN Effective Date) through each vesting date and subject to the satisfaction of any one of the three Performance Goals, the Additional Ticketmaster RSUs shall vest in equal annual installments on May 6, 2010, 2011, 2012 and 2013.

(c) Subject to the satisfaction of any one of the three Performance Goals, the Additional Ticketmaster RSUs shall vest in full in the event of a Termination of Executive’s Employment (i) prior to the LN Effective Date, (A) with Ticketmaster (1) by Ticketmaster without Cause (other than due to Executive’s death or Disability), or (2) by Executive for Good Reason, and (B) with FLMG (1) by FLMG without Cause (other than due to Executive’s death or Disability), or (2) by Executive for Good Reason and (ii) following the LN Effective Date, with Live Nation (A) by Live Nation without Cause (other than due to Executive’s death or Disability), or (B) by Executive for Good Reason; provided, however, that if none of the Performance Goals has been satisfied at the time of the Termination of Executive’s Employment, the Additional Ticketmaster RSUs shall vest only if, and at such point as, at least one of the Performance Goals has been satisfied. Upon any other termination of Executive’s employment, (x) with both Ticketmaster and FLMG prior to the LN Effective Date, or (y) with Live Nation on or after the LN Effective Date, Executive shall forfeit any unvested portion of the Additional Ticketmaster RSUs.

(d) Upon a Ticketmaster Change in Control occurring prior to the LN Effective Date, the Additional Ticketmaster RSUs shall vest in full to the extent not previously forfeited if, and only if, Executive is employed by Ticketmaster or FLMG on the date of the Ticketmaster Change in Control. Upon a Live Nation Change in Control occurring after the LN Effective Date, the Additional Ticketmaster RSUs shall vest in full to the extent not previously forfeited if, and only if, Executive is employed by Live Nation on the date of the Live Nation Change in Control. Executive agrees that consummation of the Merger does not constitute a Ticketmaster Change in Control or a Live Nation Change in Control for purposes of this Agreement.

(e) Vested Additional Ticketmaster RSUs shall be settled in (i) registered and unrestricted shares of Ticketmaster Common Stock (other than restrictions under applicable law) prior to the LN Effective Date, and (ii) registered and unrestricted shares of Live Nation Common Stock (other than restrictions under applicable law) on and after the LN Effective Date, in each case no later than the fifth business day following the date that such Additional Ticketmaster RSUs vest.

(f) The Additional Ticketmaster RSUs have been granted under the Ticketmaster Plan. Except as otherwise provided in this section 10, the Additional Ticketmaster RSUs will be subject to the terms set forth in the Ticketmaster Plan.

(g) Any Additional Ticketmaster RSUs that are outstanding immediately prior to the occurrence of the Merger shall be converted into Converted Live Nation Restricted Stock Units (as defined in the Merger Agreement) pursuant to Section 2.3(a)(ii) of the Merger Agreement and otherwise shall remain subject to the terms and conditions (including vesting conditions) applicable to the Additional Ticketmaster RSUs in effect immediately prior to the Merger.

(h) For the avoidance of doubt, in no event will the vesting of the Additional Ticketmaster RSUs be contingent upon the consummation of the Merger.

(i) Executive immediately shall forfeit the Additional Ticketmaster RSUs if none of the three Performance Goals can be satisfied.

(j) Notwithstanding anything to the contrary contained in this section 10, in no event shall any of the Additional Ticketmaster RSUs vest unless and until Ticketmaster has obtained the Requisite Stockholder Approvals.

11.       Ticketmaster Restricted Common Stock

(a) The Azoff Trust holds 1,000,000 shares of restricted Ticketmaster Common Stock granted pursuant to the Ticketmaster Employment Agreement (the “Restricted Ticketmaster Common Stock”), which neither Executive nor the Azoff Trust is permitted to transfer, sell, assign, exchange, pledge, encumber or otherwise dispose of unless and until the shares vest in accordance with their terms (collectively, the “Transfer Restrictions”). Any shares of Restricted Ticketmaster Common Stock that are outstanding immediately prior to the occurrence of the Merger shall be converted into a number of shares of restricted Live Nation Common Stock pursuant to Section 2.3(a)(iii) of the Merger Agreement (such shares, as converted, the “Live Nation Restricted Shares”) and otherwise shall remain subject to the terms and conditions (including vesting conditions and registration rights as set forth in the Ticketmaster Employment Agreement) applicable to the Restricted Ticketmaster Common Stock in effect immediately prior to the Merger, except as otherwise provided in paragraph (b) of this section 11.

(b) Following the LN Effective Date, in the event of a Termination of Executive’s Employment with Live Nation (i) by Live Nation without Cause, (ii) by Executive for Good Reason or (iii) due to Executive’s death or Disability, the Transfer Restrictions with respect to the Live Nation Restricted Shares shall lapse and the Live Nation Restricted Shares shall vest in full. Following the LN Effective Date, upon any other termination of Executive’s employment with Live Nation, Executive shall forfeit the Live Nation Restricted Shares. Following the LN Effective Date, satisfaction of the service requirement with respect to the vesting of the Live Nation Restricted Shares shall be based on Executive’s employment with Live Nation.

(c) If (i) the Live Nation Restricted Shares vest and the Transfer Restrictions lapse (including by virtue of Live Nation’s unilateral determination) on a date following the LN Effective Date, and (ii) the product of (A) the number of Live Nation Restricted Shares and (B) the closing price of a share of Live Nation Common Stock (such price, subject to the last sentence of this paragraph (c), the “Measurement Price”) on the earlier of (x) October 29, 2013 and (y) the second anniversary of the date of Termination of Executive’s Employment with Live Nation (or if there is no trading of Live Nation Common Stock on such date, the last preceding trading date of Live Nation Common Stock) (such date, the “Measurement Date”) (such product, the “Measurement Date Value”) is less than the Base Amount (as defined below), Executive shall become entitled to receive from Live Nation an amount equal to the difference obtained by subtracting the Measurement Date Value from the Base Amount (such difference, the “Settlement Amount”). Subject to paragraph (h) of this section 11, payment of the Settlement Amount, if any, shall be made, at the election of Live Nation, (1) in a number of shares of Live Nation Common Stock, the resale of which by Executive shall be registered on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), or another available form, or which Executive may sell in reliance on Rule 144 under the Securities Act (rounded up to the nearest whole share), equal to the quotient obtained by dividing the portion of the Settlement Amount to be settled in shares of Live Nation Common Stock by the closing price of a share of Live Nation Common Stock on the Measurement Date (such shares, if any, the “Make Whole Shares,” and together with the Live Nation Restricted Shares, the “Price Protected Shares”), (2) an amount in cash equal to the Settlement Amount or (3) a combination of shares of Live Nation Common Stock (determined in accordance with clause (1)) and cash. Payment of the Settlement Amount, if any, shall be made on the earlier of November 1, 2013 and the third business day immediately following the two year anniversary of the date of Termination of Executive’s Employment with Live Nation (such date, the “Payment Date”). In the event that Live Nation distributes cash or other assets in respect of the Live Nation Common Stock (other than payment of regular cash dividends, if any) after the LN Effective Date and prior to the Measurement Date, “Measurement Price” shall mean the closing price of a share of Live Nation Common Stock on the Measurement Date plus the value on the Measurement Date of all such distributions determined on a per share basis for each Live Nation Restricted Share.

(d) For each Price Protected Share that Executive sells following the LN Effective Date in “brokers’ transactions” (as such term is used in Rule 144 of the Securities Act) during the Sale Period, Executive shall be entitled to receive from Live Nation an amount equal to the positive difference, if any, obtained by subtracting the average sale price of all Price Protected Shares sold during the Sale Period from the Measurement Price. This paragraph (d) shall apply only if and to the extent that Executive provides to Live Nation, within a reasonable period of time following the Sale Period and prior to November 3, 2014, true and complete brokerage statements (or similarly reliable statements from a bona fide institution) evidencing that such sales were made in brokers’ transactions and indicating the number of Price Protected Shares that Executive sold during the Sale Period and the per share price of each such sale. For purposes of this paragraph (d) “Sale Period” means the first 10 trading days following the Payment Date during which Executive is not prohibited by the rules and regulations of the Securities and Exchange Commission or by Live Nation from selling shares of Live Nation Common Stock (which trading days may be non-consecutive). Subject to paragraph (h) of this section 11, any payment pursuant to this paragraph (d) shall be made at the election of Live Nation, (1) in a number of shares of Live Nation Common Stock, the resale of which by Executive shall be registered on Form S-3 under the Securities Act or another available form, or which Executive may sell in reliance on Rule 144 under the Securities Act (rounded up to the nearest whole share) equal to the quotient obtained by dividing the portion of the payment to be settled in shares of Live Nation

Common Stock by the closing price of a share of Live Nation Common Stock on November 3, 2014 (or if there is no trading of Live Nation Common Stock on such date, the last preceding trading day of Live Nation Common Stock), (2) in cash, or (3) a combination of shares of Live Nation Common Stock (determined in accordance with clause (1)) and cash. Any payment pursuant to this paragraph (d) shall be made on November 5, 2014, with interest on the cash portion (if any) determined as of the last day of the Sale Period, for the period from and including the last day of the Sale Period, to and including the date of payment, such interest to be calculated at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(e) Notwithstanding anything to the contrary set forth in this section 11, none of paragraphs (c) or (d) of this section 11 shall apply if the Live Nation Restricted Shares vest and the Transfer Restrictions applicable to the Live Nation Restricted Shares lapse, and following such lapse and prior to the Measurement Date, the product of (i) the number of Live Nation Restricted Shares and (ii) the closing price of a share of Live Nation Common Stock equals or exceeds the Base Amount on one or more dates during which Executive is not prohibited by the rules and regulations of the Securities and Exchange Commission or by Live Nation from selling all of the Live Nation Restricted Shares, whether on a single day or during the course of multiple days. Any calculation pursuant to this paragraph (e) shall take into account the value of all distributions of cash or other assets in respect of Live Nation Common Stock (other than payment of regular cash dividends, if any) after the LN Effective Date and prior to the applicable calculation date.

(f) For purposes of this section 11, (i) “Base Amount” means the difference obtained by subtracting (A) the aggregate amount of all Excess Proceeds from (B) $15 million and (ii) “Excess Proceeds” means, with respect to each Live Nation Restricted Share, if any, sold or disposed of prior to the Measurement Date, the excess of the value of (A) the consideration received in respect of the sale or disposition of such share over (B) the Measurement Price.

(g) In the event (i) that Live Nation is succeeded by another company whose shares are publicly listed on a national securities exchange or (ii) of any fundamental change in capitalization of Live Nation, this section 11 shall apply mutatis mutandis with appropriate adjustments to preserve the economic result intended by this section 11.

(h) In the event that Live Nation registers the resale of shares by Executive as contemplated by paragraph (c) or (d) of this section 11, Executive reasonably shall cooperate with Live Nation to facilitate such registration. To the extent that Executive cannot sell shares of Live Nation Common Stock in reliance on Rule 144 under the Securities Act or pursuant to a registration statement on Form S-3 under the Securities Act or another available form (other than due to any blackout or similar period contemplated by Executive’s registration rights) and provided that Executive shall have complied with his obligations in the preceding sentence, Live Nation may not use shares of Live Nation Common Stock to satisfy its obligations pursuant to paragraph (c) or (d) of this section 11.

12.       Exchange of Ticketmaster Restricted Preferred Stock

(a) The Azoff Trust holds 1,750,000 shares of restricted series A convertible preferred stock, $0.01 par value per share of Ticketmaster (“Ticketmaster Series A Preferred Stock”).

(b) Subject to the occurrence of the Merger, Ticketmaster and Executive agree that immediately prior to the consummation of the Merger, Ticketmaster shall redeem any then outstanding shares of Ticketmaster Series A Preferred Stock in exchange for a note in the form attached hereto as Exhibit A (the “Note”).

13.       FLMG Equity

(a) Reference is made to the Second Amended and Restated Stockholders’ Agreement of FLMG (as amended from time to time (including pursuant to this section 13 and section 20(g) of this Agreement), the “FSA”).

(b) Subject to the occurrence of the LN Effective Date, the Azoff Trust shall have the right, exercisable by the irrevocable delivery of written notice by the Azoff Trust to Live Nation at any time during the sixty (60) day period following October 29, 2014, to sell to Live Nation, and cause Live Nation to buy from the Azoff Trust, 100% of the Azoff Trust’s Shares (as defined in the FSA) as of such date. The purchase price of the Shares (as defined in the FSA), if any, purchased pursuant to this section 13(b) and any other procedures relating to the purchase of Shares (as defined in the FSA) pursuant to this section 13(b) shall be governed by Section 3.4(c)-(e) of the FSA (replacing any references to “FLMG Holdings” with “Live Nation”); provided, however, that notwithstanding anything to the contrary contained in Section 3.4(c) of the FSA, Selected Fair Value (as defined in the FSA) shall be determined as of the date of delivery of the notice of exercise.

(c) In the event of a Termination of Executive’s Employment with Live Nation occurring after the LN Effective Date, by Live Nation without Cause (other than due to Executive’s death or Disability), or by Executive for Good Reason, the Azoff Trust shall have the right, exercisable by the irrevocable delivery of written notice by the Azoff Trust to Live Nation at any time during the ten (10) day period following the date of such Termination of Executive’s Employment with Live Nation to require Live Nation to buy from the Azoff Trust, 50% of the Azoff Trust’s Shares (as defined in the FSA) as of such date. The purchase price of the Shares (as defined in the FSA), if any, purchased pursuant to this section 13(c) and any other procedures relating to the purchase of Shares (as defined in the FSA) pursuant to this section 13(c) shall be governed by Section 3.4(c)-(e) of the FSA (replacing any references to “FLMG Holdings” with “Live Nation”); provided, however, that (x) notwithstanding anything to the contrary contained in Section 3.4(c) of the FSA, Selected Fair Value (as defined in the FSA) shall be determined as of the date of delivery of the notice of exercise and (y) the timing of any such purchase shall be as follows:

(i) if the Termination of Executive’s Employment with Live Nation occurs prior to March 31, 2010, the Azoff Trust’s Shares (as defined in the FSA) purchased pursuant to this section 13(c) shall be purchased in equal monthly installments over twenty-four months beginning in the first month following the final determination of Selected Fair Value (as defined in the FSA), each such monthly installment to be paid on the last business day of the month;

(ii) if the Termination of Executive’s Employment with Live Nation occurs on or after March 31, 2010 and prior to December 31, 2011, the Azoff Trust’s Shares (as defined in the FSA) purchased pursuant to this section 13(c) shall be purchased in equal monthly installments over the number of months from and including the first full month following the final determination of Selected Fair Value (as defined in the FSA) through and including March 31, 2012, each such monthly installment to be paid on the last business day of the month; and

(iii) if the Termination of Executive’s Employment with Live Nation occurs on or after December 31, 2011, the Azoff Trust’s Shares (as defined in the FSA) purchased pursuant to this section 13(c) shall be purchased in a lump sum not later than the later to occur of the 30th day following (A) the date of receipt of the relevant exercise notice, and (B) the final determination of Selected Fair Value (as defined in the FSA);

provided, further, however, that if the approval of any governmental authority is imposed by or required under any legal requirement with respect to the consummation of any purchase and sale of the Azoff Trust’s Shares (as defined in the FSA), the closing with respect to such purchase and sale shall be deferred to a date not later than the fifth business day following the date the last such approval shall have been obtained or occurred.

(d) In the event of a Termination of Executive’s Employment with Live Nation occurring after the LN Effective Date, by Live Nation without Cause (other than due to Executive’s death or Disability), or by Executive for Good Reason, on the second anniversary of such Termination of Executive’s Employment, the Azoff Trust shall have the right, exercisable by the irrevocable delivery of written notice by the Azoff Trust to Live Nation at any time during the ten (10) day period following the second anniversary of the date of such Termination of Executive’s Employment to require Live Nation to buy from the Azoff Trust, up to 100% of the Azoff Trust’s Shares (as defined in the FSA) as of such date. The purchase price of the Shares (as defined in the FSA), if any, purchased pursuant to this section 13(d) and any other procedures relating to the purchase of Shares (as defined in the FSA) pursuant to this section 13(d) shall be governed by Section 3.4(c)-(e) of the FSA (replacing any references to “FLMG Holdings” with “Live Nation”); provided, however, that notwithstanding anything to the contrary contained in Section 3.4(c) of the FSA, Selected Fair Value (as defined in the FSA) shall be determined as of the date of delivery of the notice of exercise.

(e) For purposes of the FSA, (i) with respect to the transfers contemplated by paragraphs (b), (c) and (d) of this section 13, Live Nation shall constitute a Permitted Transferee (as defined in the FSA) of the Azoff Trust, and (ii) the transfers contemplated by paragraphs (b), (c) and (d) of this section 13, (A) will not entitle Madison Square Garden, L.P. (“MSG”) to exercise any rights pursuant to Section 3.4(b)(ii) of the FSA and (B) will not entitle MSG or any other party to exercise any rights pursuant to Section 3.2 of the FSA. MSG has consented in writing to the changes to the FSA contemplated by this paragraph (e); accordingly, this paragraph (e) shall constitute an amendment to the FSA.

(f) Neither Live Nation nor any of its affiliates shall have any obligation to make any payment pursuant to this section 13, unless (i) Executive has complied with his obligations pursuant to (A) Section 6.7 of the 2004 Agreement (as extended pursuant to the terms of the Stock Purchase Agreement and as further extended pursuant to the terms of this Agreement), (B) Exhibit C to this Agreement and (C) Section 8 of the FLMG Employment Agreement and (ii) immediately prior to each such payment, Executive reaffirms his obligations pursuant to (A) Section 6.7 of the 2004 Agreement (as extended pursuant to the terms of the Stock Purchase Agreement and as further extended pursuant to the terms of this Agreement), (B) Exhibit C to this Agreement and (C) Section 8 of the FLMG Employment Agreement.

14.       Live Nation Severance

(a) In the event of a Termination of Executive’s Employment with Live Nation occurring after the LN Effective Date, (i) by Live Nation without Cause (other than due to Executive’s death or Disability), or (ii) by Executive for Good Reason, Executive will be entitled to payment by Live Nation of a cash lump sum equal to the LN Net Amount, such payment to be made on the thirtieth day following the Termination of Executive’s Employment with Live Nation.

(b) For purposes of this section 14:

(i) “Applicable Multiplier” means the greater of (A) three, and (B) the quotient obtained by dividing (1) the number of days from and including the date of Termination of Executive’s Employment with Live Nation through and including June 8, 2014, by (2) 365.

(ii) “FLMG Amount” means the aggregate amount of all payments, if any, that Executive is entitled to receive from FLMG pursuant to Section 7(c)(ii)(B) of the FLMG Employment Agreement.

(ii) “LN Amount” means the product of (A) the Applicable Multiplier and (B) the Severance Inputs.

(iii) “LN Net Amount” means (A) the difference obtained by subtracting (1) the FLMG Amount from (2) the LN Amount, if such difference is a positive number or (B) zero, if such difference is not a positive number.

(iv) “Severance Inputs” means the sum of (A) the FLMG base salary on the date of this Agreement ($2,000,000), plus (B) the product of (1) two and (2) the amount of the Annual Bonus paid or payable in respect of the fiscal year immediately prior to the year in which the Termination of Executive’s Employment with Live Nation occurs (or, if such Termination of Executive’s Employment with Live Nation occurs prior to the first time that the compensation committee (or similar committee) of the Live Nation Board determines the amount of an Annual Bonus, $1.5 million).

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to Executive pursuant to this section 14, and such amount shall not be reduced whether or not Executive obtains other employment.

15.       Certain Defined Terms

Unless otherwise provided in this Agreement, capitalized terms used in this Agreement that are not otherwise defined in this Agreement shall have the meanings set forth in Exhibit B to this Agreement and Exhibit B to this Agreement hereby is incorporated by reference into this Agreement as if fully set forth in this Agreement.

16.       Restrictive Covenants

(a) Executive acknowledges and reaffirms Executive’s obligations under Section 6.7 of the 2004 Agreement, as modified pursuant to Section 9.5 of the Stock Purchase Agreement (which obligations, as modified by this Agreement, are incorporated by reference into this Agreement as if fully set forth in this Agreement); provided, that, in exchange for good and valuable consideration, including payment of the purchase price of the purchased Shares (as defined in the FSA), pursuant to section 13 of this Agreement, effective on the LN Effective Date, Executive’s obligations pursuant to Section 6.7 of the 2004 Agreement shall apply until the latest of (i) June 8, 2012, (ii) the one year anniversary of the date of Termination of Executive’s Employment with Live Nation, and (iii) the later of (A) the latest date that the Azoff Trust has the right to exercise a put pursuant to section 13 of this

Agreement and (B) the two year anniversary of the latest date that the Azoff Trust exercises any rights pursuant to section 13 of this Agreement.

(b) Effective on the LN Effective Date, Executive shall be subject to the restrictive covenants set forth in Exhibit C to this Agreement and Exhibit C to this Agreement hereby is incorporated by reference into this Agreement as if fully set forth in this Agreement.

(c) Effective on the LN Effective Date, if (i) (A) Live Nation fails to make payment in full when due in respect of its obligation under section 13 or section 14 of this Agreement or (B) FLMG fails to make any payment in full when due under Section 7(c)(ii)(B) of the FLMG Employment Agreement and (ii) Executive provides written notice of such failure to Live Nation and (iii) Live Nation or FLMG, as applicable, fails to cure such non-payment within 30 days of Live Nation’s receipt of such notice, then each of (x) Section 6.7(c) of the 2004 Agreement, (y) Section (c) of Exhibit C to this Agreement and (z) clauses (ii) and (iv) of the Section 8 Activities (as defined in the FLMG Employment Agreement) shall cease to apply; provided, however, that this paragraph (c) shall not apply if Live Nation has not satisfied its obligations due to Executive’s failure to satisfy the Release Conditions (as defined below) or due to Executive’s failure to satisfy his obligations pursuant to section 16(a) of this Agreement.

17.       Release of Claims

Each of (a) the payment of the Annual Bonus contemplated by the second to last sentence of section 6 of this Agreement, (b) the accelerated vesting of the Stock Option contemplated by the first sentence of section 7(d) of this Agreement, (c) the deemed satisfaction of the Continued Employment Requirement contemplated by the first sentence of section 8(c) of this Agreement, (d) the accelerated vesting of the Merger Milestone RSUs contemplated by the first sentence of section 9(c) of this Agreement, (e) the accelerated vesting of the Additional Ticketmaster RSUs contemplated by the first sentence of section 10(c) of this Agreement, (f) payment of the LN Net Amount contemplated by section 14 of this Agreement and (g) the exercise by the Azoff Trust of the rights pursuant to section 13(c) and (d) of this Agreement shall be subject to (x) Executive’s execution and delivery to Ticketmaster (prior to the LN Effective Date) or Live Nation (on and after the LN Effective Date) of a release of claims in the form attached hereto as Exhibit D (the “Executive Release”) within twenty-one days of (1) the date of termination of Executive’s employment with Ticketmaster prior to the LN Effective Date or (2) the date of Termination of Executive’s Employment with Live Nation on or after the LN Effective Date and (y) Executive’s non-revocation of the Executive Release for seven days after execution and delivery to Ticketmaster (prior to the LN Effective Date) or Live Nation (on and after the LN Effective Date) of the Executive Release (clauses (x) and (y) together, the “Release Conditions”). Following satisfaction of the Release Conditions, Ticketmaster (prior to the LN Effective Date) or Live Nation (on and after the LN Effective Date) shall execute a release of claims in favor of Executive substantially in the form attached hereto as Exhibit E (the “Company Release”). The Executive Release shall not be effective unless and until Ticketmaster (prior to the LN Effective Date) or Live Nation (on and after the LN Effective Date) executes the Company Release. For the avoidance of doubt, the execution or non-execution of the Company Release shall not affect whether or not the Release Conditions have been satisfied.

18.       FLMG Employment Agreement

The FLMG Employment Agreement shall remain in effect unless and until terminated in accordance with the terms of the FLMG Employment Agreement. Executive will continue to receive base salary and annual bonuses under the FLMG Employment Agreement, subject to, and in accordance with, its terms.

19.       Ticketmaster Employment Agreement

(a) Effective on the LN Effective Date, the provisions in the Ticketmaster Employment Agreement under the heading “Position” automatically shall be deleted in their entirety without further action so that they cease to have any effect, it being understood that on and after the LN Effective Date Executive’s position with Live Nation shall be governed by section 2 of this Agreement.

(b) Effective on the LN Effective Date, any reference in the Ticketmaster Employment Agreement to a termination of Executive’s employment with Ticketmaster shall mean a termination of Executive’s employment with Live Nation and references in the Ticketmaster Employment Agreement to the terms “Good Reason,” “Cause” and “Disability,” insofar as they apply to employment with Ticketmaster, (i) shall apply to employment with Live Nation, (ii) shall have the meanings set forth in Exhibit B to this Agreement with respect to Live Nation and (iii) no longer shall be defined by reference to Exhibit A of the Ticketmaster Employment Agreement.

20.       Miscellaneous

(a) Executive acknowledges and agrees that neither the consummation of the Merger nor any of the management arrangements, including position(s), authority, duties or responsibilities (including reporting responsibilities) contemplated by this Agreement and the Merger Agreement will constitute Good Reason (as defined in the Ticketmaster Employment Agreement) under the Ticketmaster Employment Agreement or Good Reason (as defined in the FLMG Employment Agreement) under the FLMG Employment Agreement or Good Reason under this Agreement.

(b) For the avoidance of doubt, (i) on and after the LN Effective Date, Executive shall be an employee of Live Nation and no longer shall be an employee of Ticketmaster, (ii) Executive acknowledges and agrees that the change in Executive’s employment status resulting from the occurrence of the LN Effective Date shall not constitute a termination of Executive’s employment with Ticketmaster for any purpose under the Ticketmaster Employment Agreement or this Agreement, and (iii) on and after the LN Effective Date, Executive no longer may experience a termination of employment with Ticketmaster for any purpose under the Ticketmaster Employment Agreement or this Agreement.

(c) Notwithstanding any other provision of this Agreement, each of Ticketmaster, Live Nation, FLMG and FLMG Holdings Corp. (as applicable) may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) This Agreement, and all of Executive’s rights and duties under this Agreement, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by Ticketmaster (prior to the Merger) or Live Nation (following the Merger) to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of Ticketmaster (prior to the Merger)

or Live Nation (following the Merger). Upon such assignment, the rights and obligations of Ticketmaster and Live Nation under this Agreement shall become the rights and obligations of such affiliate or successor person or entity.

(f) Prior to the LN Effective Date, a termination of Executive’s employment with Ticketmaster shall not constitute an automatic termination of Executive’s employment with FLMG and a termination of Executive’s employment with FLMG shall not constitute an automatic termination of employment with Ticketmaster, it being understood that it is expressly contemplated by the parties that Executive may experience a termination of employment at one such entity while remaining employed by the other such entity. On and after the LN Effective Date, Executive’s employment with Live Nation will be treated as a single employment relationship with Live Nation as a consolidated entity, including FLMG, and a termination of Executive’s employment with Live Nation shall constitute a termination of Executive’s employment with Live Nation as a consolidated entity, including FLMG. Accordingly, on and after the LN Effective Date, (i) a termination of Executive’s employment with Live Nation by Live Nation without Cause shall constitute a termination of Executive’s employment with FLMG by FLMG without Cause for purposes of the FLMG Employment Agreement, (ii) a termination of Executive’s employment with Live Nation by Live Nation for Cause shall constitute a termination of Executive’s employment with FLMG by FLMG for Cause for purposes of the FLMG Employment Agreement, (iii) a termination of Executive’s employment with Live Nation by Executive for Good Reason shall constitute a termination of Executive’s employment with FLMG by Executive for Good Reason for purposes of the FLMG Employment Agreement, (iv) a voluntary termination of Executive’s employment with Live Nation by Executive without Good Reason shall constitute a voluntary termination of Executive’s employment with FLMG by Executive without Good Reason for purposes of the FLMG Employment Agreement, (v) a termination of Executive’s employment with Live Nation due to Executive’s death shall constitute a termination of Executive’s employment with FLMG due to Executive’s death for purposes of the FLMG Employment Agreement, and (vi) a termination of Executive’s employment with Live Nation due to Executive’s Disability shall constitute a termination of Executive’s employment with FLMG due to Executive’s Disability for purposes of the FLMG Employment Agreement.

(g) MSG has consented in writing to the changes to the FSA contemplated by this paragraph (g); accordingly, upon the occurrence of the LN Effective Date, Section 3.4(d)(ii) of the FSA shall be amended and restated in its entirety as follows:

Alternatively, in the case of FLMG Holdings, FLMG Holdings may in its discretion elect to pay all or a portion of the Put/Call Purchase Price payable by FLMG Holdings in freely transferable (either pursuant to a registration statement on Form S-3 or another suitable registration form for the issuance by Live Nation to the Put/Call Seller, or pursuant to a resale prospectus on Form S-3 or similar form) listed shares of common stock, par value $0.01 per share of Live Nation, Inc. (the “Live Nation Common Stock”) with a Live Nation Common Stock fair market value equal to the Put/Call Purchase Price payable by FLMG Holdings (or, if applicable, the portion of the Put/Call Purchase Price payable by FLMG Holdings being paid with shares of Live Nation Common Stock). For purposes of this Agreement, the “Live Nation Common Stock fair market value” shall be equal, on the date of the closing, to the average of the last reported sales prices over the ten (10) trading day period ending on the day immediately prior to the date of the closing, during regular trading hours, of the Live Nation Common Stock on the New York Stock Exchange (“NYSE”) (or, if the Live Nation Common Stock is listed on a different securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Live Nation Common Stock is listed or admitted to trading). In the event that any portion of the Put/Call Purchase Price payable by FLMG Holdings is paid in Live Nation Common Stock pursuant to this Section 3.4(d)(ii) and the Put/Call Seller’s ability to resell the shares of Live Nation Common Stock during the ten (10) day period following their delivery pursuant to this Section 3.4(d)(ii) would be limited or restricted in any fashion other than by actions of the Put/Call Seller, including as a result of any standstill agreement, blackout period, failure of Live Nation to be timely in its filings under applicable securities laws or regulations, restrictions imposed by Live Nation on sales pursuant to any registration statement, cessation of trading in the Live Nation Common Stock or generally, failure of Live Nation to retain the listing of Live Nation Common Stock on a national securities exchange, or any similar restriction, then the payment in question shall be in cash rather than in Live Nation Common Stock. In the event that Live Nation, Inc. is succeeded by another company whose shares are publicly listed on a national securities exchange, this clause (ii) shall apply mutatis mutandis with respect to such successor company and such successor company’s shares.

(h) Subject to the occurrence of the LN Effective Date, Live Nation shall indemnify, defend and hold Executive harmless for any claims, costs, liabilities, expenses and judgments (including without limitation reasonable attorney’s fees and costs) arising from, in connection with or as a result of any acts and omissions in Executive’s capacity as an officer, director and/or employee of Live Nation and/or any of its subsidiaries to the maximum extent that Live Nation or such subsidiary, as applicable, would be permitted under applicable law to so indemnify Executive, including the advancement of fees and expenses. This paragraph (h) shall survive the termination or expiration of Executive’s employment and this Agreement.

21.       Governing Law

Except as set forth in the immediately succeeding sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws and the parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of California, in any action or proceeding brought with respect to or in connection with this Agreement. The Ticketmaster Series A Preferred Stock and the shares of Restricted Ticketmaster Common Stock granted pursuant to the Ticketmaster Employment Agreement shall be governed by, and construed in accordance with the laws of, the State of Delaware, without reference to principles of conflicts of laws and the parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Delaware, in any action or proceeding brought with respect to or in connection with such matters.

22.       Waiver; Modification

Failure by any party to this Agreement to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power under this Agreement at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by (a) Executive, on the one hand, and (b) (i) Ticketmaster (prior to the LN Effective Date) or (ii) Live Nation (on or after the LN Effective Date).

23.       Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the most recent address on file for Executive (a) at Ticketmaster prior to the LN Effective Date and (b) at Live Nation on and after the LN Effective Date.

If to Ticketmaster:

Ticketmaster Entertainment, Inc.
8800 Sunset Boulevard
West Hollywood, CA 90069
Phone:  (310) 360-3300
Facsimile:  (310) 360-3733
Attention:  General Counsel

If to Live Nation:

Live Nation, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
Phone:  (310) 867-7000
Facsimile:  (310) 867-7158
Attention:  General Counsel

or to such other address as a party shall have furnished to the other parties in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

24.       Section 409A of the Code

(a) It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments of deferred compensation to be made upon a termination of employment under this Agreement may be made only upon a “separation from service” under Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, all (i) reimbursements and (ii) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six (6) month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of Executive’s death.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, (i) Ticketmaster Entertainment, Inc. has caused this Agreement to be executed and delivered by its duly authorized officer, (ii) Irving Azoff has executed and delivered this Agreement, and (iii) the Azoff Family Trust has caused this Agreement to be executed and delivered by its duly authorized Co-Trustee, each as of the date first set forth above.

TICKETMASTER ENTERTAINMENT, INC.

/s/ Chris Riley
Name: Chris Riley
Title: General Counsel, Secretary and SVP

/s/ Irving Azoff
IRVING AZOFF

AZOFF FAMILY TRUST OF 1997

/s/ Irving Azoff
Name: Irving Azoff
Title: Co-Trustee

Consented to:

FLMG HOLDINGS CORP.

/s/ Chris Riley
Name: Chris Riley
Title: General Counsel, Secretary and SVP

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

FORM OF NOTE

[DATE]

WHEREAS, in connection with the Merger, Payee, Executive and Maker have agreed that Maker shall redeem any and all of the Payee Preferred Stock and all accumulated and unpaid dividends thereon through the date of this Note for this Note.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.          (a) FOR VALUE RECEIVED, subject to satisfaction of the Continued Employment Requirement through each applicable Vesting Date, and subject to paragraphs (b) and (c) of this Section 1, on the first day of each month commencing on [January 1, 2010](1) through and including October 1, 2013 (each such date, a “Vesting Date”), this note (the “Note”) will vest with respect to the “Monthly Installment Amount” corresponding to the applicable Vesting Date, each as set forth on Annex A to this Note and Maker shall pay to the order of Payee, on the applicable Vesting Date (or, if the applicable Vesting Date is not a Business Day, on the first Business Day thereafter), the “Monthly Installment Amount” corresponding to the applicable Vesting Date, each as set forth on Annex A to this Note.

(b) Notwithstanding anything to the contrary in this Note, upon a Qualifying Termination or an Event of Default on or prior to October 1, 2013, the Payout Amount immediately shall vest and Maker shall pay the Payout Amount in a lump sum (i) in the event of a Qualifying Termination, within five Business Days of Executive’s Qualifying Termination, or (ii) in the event of an Event of Default, within five Business Days of the Event of Default. Payment of the Payout Amount pursuant to this Section 1(b) shall satisfy fully Maker’s obligations under this Note and this Note shall be cancelled upon payment of the Payout Amount pursuant to this Section 1(b). For the avoidance of doubt, in the event that a Qualifying Termination or Event of Default occurs on a Vesting Date, Payee shall not be entitled to the “Monthly Installment Amount” corresponding to such Vesting Date, each as set forth on Annex A to this Note.

(c) Notwithstanding anything to the contrary in this Note, upon any termination of Executive’s employment with Live Nation by Live Nation for Cause or by Executive without Good Reason, Executive immediately shall forfeit this Note, this Note immediately shall be cancelled and Executive immediately shall forfeit any then unpaid “Monthly Installment Amount” and “Unpaid Amount,” each as set forth on Annex A to this Note. For purposes of this Section 1(c), “Cause” shall have the meaning set forth in Exhibit B to the Live Nation Employment Agreement.

(1) Note:  If the Note issuance date occurs after January 1, 2010, insert first day of first month after the Note issuance date. Payment schedule will provide that the payment on the first day of the first month after the Note issuance date will include the “Monthly Installment Amount” scheduled for that date as well as the “Monthly Installment Amount” with respect to any Vesting Date  that elapsed after December 31, 2009 through the Note issuance date.

(d) Any payments due under this Note shall be made by wire transfer to such bank account of Payee as Payee may from time to time designate, in lawful money of the United States of America in same day funds.

2.          Certain Definitions. As used herein, the following terms have the following meanings:

(a) “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

(b) “Continued Employment Requirement” means Executive’s continued employment with Live Nation as a senior executive officer of Live Nation or as a senior executive officer of FLMG.

(c) “Event of Default” means (i) the first date on which the Monthly Installment Amounts corresponding to at least two Vesting Dates that have elapsed remain unpaid in full (i.e., not fully paid) (such unpaid amounts, “Default Amounts”); or (ii) Maker has instituted or consented to the institution of any proceeding under the United States Bankruptcy Code or under any other bankruptcy, reorganization or insolvency law or other law for the relief of debtors and affecting the rights of creditors generally from time to time in effect, or any such proceeding is instituted without the consent of Maker and such proceeding continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (iii) Maker has applied for or consented to the appointment of a receiver, trustee, intervenor, custodian or liquidator of it or all or a substantial part of its assets; or (iv) Maker has made a general assignment for the benefit of creditors; or (v) Maker has a receiver, trustee, intervenor, custodian or liquidator appointed in an involuntary proceeding for it or all or a substantial part of its assets and such proceeding continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

(d) “Executive” means Irving Azoff.

(e) “FLMG” means Front Line Management Group, Inc., a Delaware corporation.

(f) “Live Nation” means Live Nation, Inc., a Delaware corporation.

(g) “Live Nation Employment Agreement” means that certain Employment Agreement, dated as of October 21, 2009, by and among Executive, Maker, Payee and, following the Merger, Live Nation, as it may be amended from time to time.

(h) “Maker” means Ticketmaster Entertainment, Inc., a Delaware corporation.

(i) “Merger” has the meaning given such term in the Agreement and Plan of Merger, dated as of February 10, 2009, among Maker, Live Nation and, from and after its accession to such agreement, a Delaware limited liability company to be formed by Live Nation, pursuant to which following such Merger Maker shall become a wholly-owned subsidiary of Live Nation.

(j) “Payee” means  the Azoff Family Trust of 1997, dated May 27, 1997, as amended.

(k) “Payee Preferred Stock” means the 1,750,000 shares of restricted Series A Preferred granted to Payee on October 29, 2008.

(l) “Payout Amount” means:(2)

(i) [if the Qualifying Termination or Event of Default giving rise to a payment obligation pursuant to Section 1(b) occurs on or after January 2, 2010:] an amount equal to the “Unpaid Amount” corresponding to the Vesting Date (each as set forth on Annex A to this Note) immediately preceding the date of the Qualifying Termination or Event of Default (as applicable) (provided, that, with respect to an Event of Default, such amount will also include any Default Amounts), plus accrued interest on such amount from such Vesting Date to the payment date, payable at a rate of 3% per annum computed on the basis of a 365 day year and paid for the actual number of days elapsed (including the first day but excluding the last day); or

(ii) if the Qualifying Termination or Event of Default giving rise to a payment obligation pursuant to Section 1(b) occurs prior to January 2, 2010: an amount equal to $[      ],(3) plus accrued interest on such amount, from the issuance date of this Note to the payment date, payable at a rate of 3% per annum computed on the basis of a 365 day year and paid for the actual number of days elapsed (including the first day but excluding the last day).

(m) “Qualifying Termination” means a Termination of Executive’s Employment with Live Nation by Live Nation without Cause or by Executive for Good Reason or due to death or Disability. For purposes of this Section 2(m), “Cause,” “Good Reason,” “Disability” and “Termination of Executive’s Employment” shall have the meanings set forth in Exhibit B to the Live Nation Employment Agreement.

(n) “Series A Preferred Stock” means series A convertible preferred stock, $0.01 par value per share, of Maker.

3.          Certain Transactions. If (a) all of the outstanding shares of common stock, par value $0.01 per share, of Live Nation are converted into cash (pursuant to a sale transaction or otherwise) and (b) this Note remains outstanding, Maker will cause to be placed in trust or escrow for the benefit of Payee an amount in cash or government securities adequate to make payment to Payee of any then remaining Monthly Installment Amounts when due in accordance with the terms and subject to the conditions of this Note.

4.          Representations and Warranties. Maker represents and warrants to Payee that:

(2) Note: If the Note issuance date occurs on or after January 2, 2010, delete prong (ii) of the definition and eliminate the bracketed language in prong (i).

(3) Note: Insert amount equal to $35,184,110 ($35 million plus first PIK) plus additional interest from 1/1/2009 through the Note issuance date payable at a rate of 3% per annum computed on the basis of a 365 day year (including the first day but excluding the last day). For example, if the Note issuance date occurs on November 1, 2009, insert $36,063,231.

(a) Maker is a duly organized and validly existing corporation, in good standing under the laws of its jurisdiction of organization;

(b) the execution, delivery and performance by Maker of this Note does not contravene, or constitute a default under, any provision of applicable law or regulation or the organizational documents of Maker or of any agreement, judgment, order or other instrument binding on Maker and will not result in the creation or imposition of any lien on any asset of Maker; and

(c) the execution, delivery and performance by Maker of this Note has been duly authorized by all required corporate action and this Note is a legal, valid and binding obligation of Maker, enforceable in accordance with its terms.

5.          Assignments; Restrictions on Transfer. This Note shall be binding upon Maker and its successors and assigns and is for the benefit of Payee and its successors and assigns, except that, other than by operation of law (including pursuant to the Merger), Maker may not assign or otherwise transfer its rights or obligations under this Note without Payee’s prior written consent. No sale, offer, assignment, transfer, pledge, hypothecation, encumbrance or other disposition, whether by merger, operation of law or otherwise, of this Note or any interest therein by Payee shall be permitted.

6.          Certain Tax Matters. Maker, Executive and Payee agree to treat, for federal income tax purposes, this Note as an unfunded, unsecured promise to pay. Maker shall deduct and withhold from any payment under this Note, any federal, state, local or foreign taxes required to be withheld with respect to the vesting of the Note or any payment made pursuant to the Note.

7.          Miscellaneous. (a) Any waiver of any kind or character on the part of Payee in respect of this Note must be in writing and shall be effective only to the extent specifically set forth in such writing and any notice to be given under this Note shall be in writing and shall be deemed to have been duly given when received by the recipient. No delay on the part of Payee in exercising any of its powers or rights, and no partial or single exercise, shall constitute a waiver thereof.

(b)           Maker shall have the right at any time (i) to incur, and to issue evidence of, indebtedness that is senior in right of payment to this Note and (ii) to subordinate this Note to any or all other indebtedness of Maker. Upon written notice by Maker to Payee, this Note automatically and without the consent of or any other action by Payee shall become a subordinated obligation of Maker, subordinated in right of payment to all existing and future Senior Indebtedness of Maker, and thereafter, Maker may not make, and Payee may not accept, any payments of principal or interest on the Note if there exists a payment default (whether for principal, premium, interest or fees) on any Senior Indebtedness, or if any other default exists with respect to any Senior Indebtedness and the maturity of such Senior Indebtedness is as a result permitted to be accelerated by the holders thereof, unless, in either case, such default has been cured or waived by the holders of such Senior Indebtedness, or such Senior Indebtedness has been paid in full in cash. “Senior Indebtedness” is all indebtedness of Maker (whether as a primary obligor or a guarantor) (including interest thereon, including interest accruing on or after the filing of any petition in bankruptcy or reorganization at the rate provided in the documentation governing such indebtedness, whether or not a claim for such interest is allowed in such proceeding), and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the date hereof, on the date of such notice, or thereafter incurred, unless the instrument creating or evidencing such indebtedness expressly provides that such obligations are subordinated in right of payment to any other indebtedness.

(c)           This Note supersedes the letter, dated February 10, 2009, from Maker to Executive, which letter shall have no further force or effect after the date of this Note. Upon issuance by Maker to Payee of a fully executed version of this Note, Payee immediately and irrevocably shall surrender and forfeit for immediate cancellation all Payee Preferred Stock and all accumulated and unpaid dividends thereon through the date of this Note.

8.          GOVERNING LAW; JURISDICTION. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. EACH OF MAKER AND PAYEE HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE. EACH OF MAKER AND PAYEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF MAKER AND PAYEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

TICKETMASTER ENTERTAINMENT, INC.

By:
Name:
Title:

Address for notices:

Ticketmaster Entertainment, Inc.
8800 Sunset Boulevard
West Hollywood, CA 90069
Phone: (310) 360-3300
Facsimile: (310) 360-3733
Attention: General Counsel

and

Live Nation, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
Phone: (310) 867-7000
Facsimile: (310) 867-7158
Attention: General Counsel

AZOFF FAMILY TRUST OF 1997

By:
	Name:	Irving Azoff
	Title:	Co-Trustee

Address for notices:

At the most recent address on file for Executive at Live Nation.

CONSENTED TO:

Irving Azoff

[Signature Page to Note]

Annex A

	Vesting Date	Monthly Installment Amount ($)	Unpaid Amount ($)
			36,239,632.88
			(12/31/2009)

1	1/1/2010	834,968.98	35,495,262.98
2	2/1/2010	834,968.98	34,749,032.16
3	3/1/2010	834,968.98	34,000,935.77
4	4/1/2010	834,968.98	33,250,969.13
5	5/1/2010	834,968.98	32,499,127.57
6	6/1/2010	834,968.98	31,745,406.41
7	7/1/2010	834,968.98	30,989,800.96
8	8/1/2010	834,968.98	30,232,306.48
9	9/1/2010	834,968.98	29,472,918.27
10	10/1/2010	834,968.98	28,711,631.60
11	11/1/2010	834,968.98	27,948,441.70
12	12/1/2010	834,968.98	27,183,343.82
13	1/1/2011	834,968.98	26,416,333.21
14	2/1/2011	834,968.98	25,647,405.06
15	3/1/2011	834,968.98	24,876,554.59
16	4/1/2011	834,968.98	24,103,777.00
17	5/1/2011	834,968.98	23,329,067.47
18	6/1/2011	834,968.98	22,552,421.16
19	7/1/2011	834,968.98	21,773,833.23
20	8/1/2011	834,968.98	20,993,298.84
21	9/1/2011	834,968.98	20,210,813.11
22	10/1/2011	834,968.98	19,426,371.16
23	11/1/2011	834,968.98	18,639,968.11
24	12/1/2011	834,968.98	17,851,599.06
25	1/1/2012	834,968.98	17,061,259.08
26	2/1/2012	834,968.98	16,268,943.25
27	3/1/2012	834,968.98	15,474,646.64
28	4/1/2012	834,968.98	14,678,364.28
29	5/1/2012	834,968.98	13,880,091.21
30	6/1/2012	834,968.98	13,079,822.47
31	7/1/2012	834,968.98	12,277,553.05
32	8/1/2012	834,968.98	11,473,277.95
33	9/1/2012	834,968.98	10,666,992.16
34	10/1/2012	834,968.98	9,858,690.67
35	11/1/2012	834,968.98	9,048,368.42

	Vesting Date	Monthly Installment Amount ($)	Unpaid Amount ($)
36	12/1/2012	834,968.98	8,236,020.36
37	1/1/2013	834,968.98	7,421,641.44
38	2/1/2013	834,968.98	6,605,226.56
39	3/1/2013	834,968.98	5,786,770.65
40	4/1/2013	834,968.98	4,966,268.60
41	5/1/2013	834,968.98	4,143,715.30
42	6/1/2013	834,968.98	3,319,105.61
43	7/1/2013	834,968.98	2,492,434.39
44	8/1/2013	834,968.98	1,663,696.51
45	9/1/2013	834,968.98	832,886.77
46	10/1/2013	834,968.98	0.01

A-2

Exhibit B

CERTAIN DEFINED TERMS

Capitalized terms used in this Exhibit B that are not otherwise defined shall have the meanings ascribed to such terms in the Agreement (the “Agreement”), dated October 21, 2009, by and among Irving Azoff (“Executive”), Ticketmaster Entertainment, Inc. (“Ticketmaster”), and the Azoff Family Trust of 1997, dated May 27, 1997, as amended.

For purposes of the Agreement, the terms set forth below shall have the meanings set forth below:

“Applicable Company” means (A) with respect to a termination of Executive’s employment with FLMG, FLMG (B) with respect to a termination of Executive’s employment with Ticketmaster, Ticketmaster and (C) with respect to a termination of Executive’s employment with Live Nation, Live Nation.

“Beneficial Ownership” has the meaning given in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” means:

(A) Prior to the LN Effective Date only, with respect to FLMG, Cause as defined in the FLMG Employment Agreement.

(B) Prior to the LN Effective Date only, with respect to Ticketmaster, (1) the willful and continued failure of Executive to perform substantially his material duties with Ticketmaster (other than any such failure resulting from Executive’s incapacity due to physical or mental illness and shall not include a failure to achieve particular results or to perform at any particular level) after a written demand for performance is delivered to Executive by the Ticketmaster Board of Directors which identifies the manner in which the Ticketmaster Board of Directors believes that Executive has not performed Executive’s duties and Executive, after a period established by the Ticketmaster Board of Directors and communicated in writing to Executive (which period may be no less than twenty (20) days), has failed to cure such failure, (2) the willful engaging by Executive in gross misconduct which is demonstrably and materially injurious to Ticketmaster, (3) any material breach by Executive of the obligations set forth in Section 8 of the FLMG Employment Agreement or Section 6.7 of the 2004 Agreement (as extended pursuant to the terms of the Stock Purchase Agreement) or Exhibit B of the Ticketmaster Employment Agreement (in each case, if such breach continues beyond a five (5) day cure period), (4) Executive’s conviction of, or pleading guilty or no lo contendere to, a felony, or (5) a material breach by Executive of a fiduciary duty. A termination of Executive’s employment for Cause shall not be effective unless and until Ticketmaster has delivered to Executive a copy of a resolution duly adopted by a majority of the Ticketmaster Board of Directors (excluding Executive, if he is a member of the Ticketmaster Board of Directors) stating that the Ticketmaster Board of Directors has determined to terminate Executive’s employment for Cause; provided, however, that no such resolution shall be permitted to be adopted without Ticketmaster having afforded Executive the opportunity to make a presentation to the Ticketmaster Board of Directors and to answer any questions its members may ask him.

(C) On and after the LN Effective Date only, with respect to Live Nation, (1) the willful and continued failure of Executive to perform substantially his material duties with Live Nation (other than any such failure resulting from Executive’s incapacity due to physical or mental illness and shall not include a failure to achieve particular results or to perform at any particular level) after a written demand for performance is delivered to Executive by the Live Nation Board of Directors which identifies the manner in which the Live Nation Board of Directors believes that Executive has not performed Executive’s duties and Executive, after a period established by the Live Nation Board of Directors and communicated in writing to Executive (which period may be no less than twenty (20) days), has failed to cure such failure, (2) the willful engaging by Executive in gross misconduct which is demonstrably and materially injurious to Live Nation, (3) any material breach by Executive of the obligations set forth in Section 8 of the FLMG Employment Agreement or Section 6.7 of the 2004 Agreement (as extended pursuant to the terms of the Stock Purchase Agreement and as further extended pursuant to the terms of the Agreement) or Exhibit C of the Agreement (in each case, if such breach continues beyond a five (5) day cure period), (4) Executive’s conviction of, or pleading guilty or no lo contendere to, a felony, or (5) a material breach by Executive of a fiduciary duty. A termination of Executive’s employment for Cause shall not be effective unless and until Live Nation has delivered to Executive a copy of a resolution duly adopted by a majority of the Live Nation Board of Directors (excluding Executive, if he is a member of the Live Nation Board of Directors) stating that the Live Nation Board of Directors has determined to terminate Executive’s employment for Cause; provided, however, that no such resolution shall be permitted to be adopted without Live Nation having afforded Executive the opportunity to make a presentation to the Live Nation Board of Directors and to answer any questions its members may ask him.

“Disability” means, with respect to each Applicable Company, personal injury, illness or other cause which has rendered Executive unable to perform substantially his material duties and responsibilities with the Applicable Company for a period of one hundred twenty (120) consecutive days, or one hundred twenty (120) out of one hundred eighty (180) consecutive days, as determined jointly by a physician selected by the Applicable Company reasonably acceptable to Executive (or if he is incapacitated, his legal representative) and a physician selected by Executive (or if he is incapacitated, his legal representative) and reasonably acceptable to the Applicable Company. If such physicians cannot agree as to whether Executive has suffered a Disability, they shall jointly select a third physician who shall make such determination. The determination of Disability made in writing to the Applicable Company and Executive shall be final and conclusive for all purposes of the Agreement.

“Good Reason” means:

(A) prior to the LN Effective Date only, with respect to FLMG, Good Reason as defined in the FLMG Employment Agreement;

(B) prior to the LN Effective Date only, with respect to Ticketmaster, without Executive’s express written consent, (1) a material and adverse change in Executive’s position(s), authority, duties or responsibilities (including reporting responsibilities) with Ticketmaster (excluding any change relating to Executive’s employment with FLMG), (2) Executive no longer serving as Chief Executive Officer of Ticketmaster, (3) any material breach by Ticketmaster of the Ticketmaster Employment Agreement, or (4) Ticketmaster requiring Executive to be based in a location other than Beverly Hills, California or West Los Angeles, California; and

(C) on and after the LN Effective Date only, with respect to Live Nation, without Executive’s express written consent, (1) a material and adverse change in Executive’s position(s), authority, duties or responsibilities (including reporting responsibilities) with Live Nation, it being understood that an increase in position(s), authority, duties or responsibilities resulting from Executive becoming Chief Executive Officer and/or President of Live Nation shall not constitute Good Reason, (2) Executive no longer serving as the Executive Chairman of Live Nation (or any more senior position), (3) Executive no longer serving as Chief Executive Officer of FLMG, (4) any material breach by FLMG of the FLMG Employment Agreement, (5) any material breach by Live Nation of the Agreement, (6) a material reduction in Executive’s base salary under the FLMG Employment Agreement, unless agreed to by Executive, or (7) Live Nation requiring Executive to be based in a location other than Beverly Hills, California or West Los Angeles, California.

With respect to any Applicable Company, a termination of Executive’s employment by Executive for Good Reason shall be effective only if Executive delivers to the Applicable Company a notice of termination of Executive’s employment with the Applicable Company for Good Reason within 60 days after learning of the circumstances constituting Good Reason. Notwithstanding the foregoing, if within 30 days following Executive’s delivery of such notice of termination of Executive’s employment with the Applicable Company for Good Reason (the “Cure Period”), the Applicable Company has cured the circumstances giving rise to the Good Reason claim, then such notice of termination of Executive’s employment with the Applicable Company shall be ineffective and no Good Reason shall be deemed to exist. In the event that the Applicable Company fails to remedy the condition constituting Good Reason during the Cure Period, Executive must terminate employment, if at all, within 90 days following the Cure Period in order for such termination of Executive’s employment to constitute a termination of Executive’s employment for Good Reason. Moreover, Executive shall be required to give the Applicable Company at least 30 days advance written notice of any termination of Executive’s employment for Good Reason.

“Group” has the meaning given in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended.

“Live Nation Change in Control” means:

(A) The acquisition by any individual, entity or group (a “Person”), other than Live Nation of Beneficial Ownership of equity securities of Live Nation representing more than 50% of the voting power of the then outstanding equity securities of Live Nation entitled to vote generally in the election of directors (the “Outstanding Live Nation Voting Securities”); provided, however, that any acquisition that would constitute a Live Nation Change in Control under this subsection (A) that is also a Live Nation Business Combination shall be determined exclusively under subsection (C) below; or

(B) Individuals who, on the first business day following consummation of the Merger (such date, the “Merger Date”), constitute the Live Nation Board of Directors (the “Live Nation Incumbent Directors”) cease for any reason to constitute at least a majority of the Live Nation Board of Directors; provided, however, that any individual becoming a director subsequent to the Merger Date, whose election, or nomination for election by Live Nation’s stockholders, was approved by a vote of at least a majority of the Live Nation Incumbent Directors at such time shall become a Live Nation Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Live Nation Board of Directors; or

(C) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of Live Nation, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Live Nation Business

Combination”), in each case, unless immediately following such Live Nation Business Combination, (1) more than 50% of the Live Nation Resulting Voting Power shall reside in Outstanding Live Nation Voting Securities retained by Live Nation’s stockholders in the Live Nation Business Combination and/or voting securities received by such stockholders in the Live Nation Business Combination on account of Outstanding Live Nation Voting Securities, and (2) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Live Nation Business Combination were Live Nation Incumbent Directors at the time of the initial agreement, or action of the Live Nation Board of Directors, providing for such Live Nation Business Combination; or

(D) Approval by the stockholders of Live Nation of a complete liquidation or dissolution of Live Nation.

For the avoidance of doubt, the Merger shall not constitute a Live Nation Change in Control.

“Live Nation Resulting Voting Power” means the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Live Nation Business Combination (including, without limitation, an entity which as a result of such transaction owns Live Nation or all or substantially all of Live Nation’s assets either directly or through one or more subsidiaries).

“Termination of Executive’s Employment” means Executive’s “separation from service” as defined under Section 409A of the Code.

“Ticketmaster Change in Control” means:

(A) The acquisition by any individual, entity or group (a “Person”), other than Ticketmaster of Beneficial Ownership of equity securities of Ticketmaster representing more than 50% of the voting power of the then outstanding equity securities of Ticketmaster entitled to vote generally in the election of directors (the “Outstanding Ticketmaster Voting Securities”); provided, however, that any acquisition that would constitute a Ticketmaster Change in Control under this subsection (A) that is also a Ticketmaster Business Combination shall be determined exclusively under subsection (C) below; or

(B) Individuals who, on the date of this Agreement (such date, the “Agreement Date”), constitute the Ticketmaster Board of Directors (the “Ticketmaster Incumbent Directors”) cease for any reason to constitute at least a majority of the Ticketmaster Board of Directors; provided, however, that any individual becoming a director subsequent to the Agreement Date, whose election, or nomination for election by Ticketmaster’s stockholders, was approved by a vote of at least a majority of the Ticketmaster Incumbent Directors at such time shall become a Ticketmaster Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Ticketmaster Board of Directors; or

(C) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of Ticketmaster, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Ticketmaster Business Combination”), in each case, unless immediately following such Ticketmaster Business Combination, (1) more than 50% of the Ticketmaster Resulting Voting Power shall reside in

Outstanding Ticketmaster Voting Securities retained by Ticketmaster’s stockholders in the Ticketmaster Business Combination and/or voting securities received by such stockholders in the Ticketmaster Business Combination on account of Outstanding Ticketmaster Voting Securities, and (2) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Ticketmaster Business Combination were Ticketmaster Incumbent Directors at the time of the initial agreement, or action of the Ticketmaster Board of Directors, providing for such Ticketmaster Business Combination; or

(D) Approval by the stockholders of Ticketmaster of a complete liquidation or dissolution of Ticketmaster.

For the avoidance of doubt, the Merger shall not constitute a Ticketmaster Change in Control.

“Ticketmaster Resulting Voting Power” means the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Ticketmaster Business Combination (including, without limitation, an entity which as a result of such transaction owns Ticketmaster or all or substantially all of Ticketmaster’s assets either directly or through one or more subsidiaries).

Exhibit C

CONFIDENTIAL INFORMATION; NON-COMPETITION;

NON-SOLICITATION; AND PROPRIETARY RIGHTS

Capitalized terms used in this Exhibit C that are not otherwise defined shall have the meanings ascribed to such terms in the Agreement (the “Agreement”), dated October 21, 2009, by and among Irving Azoff (“Executive”), Ticketmaster Entertainment, Inc. (“Ticketmaster”), and the Azoff Family Trust of 1997, dated May 27, 1997, as amended. For purposes of the covenants contained in this Exhibit C, for so long as FLMG is a majority-owned subsidiary of Live Nation, actions taken by Executive in furtherance of his duties with FLMG shall not be deemed a violation of such covenants. In consideration of the benefits provided to Executive under the Agreement:

(a) CONFIDENTIALITY. Executive acknowledges that, while employed by Live Nation, Executive will occupy a position of trust and confidence. Live Nation, its subsidiaries and/or affiliates may provide Executive with “Confidential Information” as referred to below. Executive shall not, except in connection with the good faith performance by Executive of his duties hereunder, as required by applicable law or in connection with the enforcement of his rights under the Agreement, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, any Confidential Information regarding Live Nation and/or any of its subsidiaries and/or affiliates.

“Confidential Information” shall mean information about Live Nation or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by Live Nation or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to, or in the possession of, the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by Live Nation or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify Live Nation of any such requirement so that Live Nation may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Executive shall reasonably cooperate with Live Nation (at Live Nation’s sole expense) to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or Live Nation waives compliance with the provisions hereof, Executive shall be permitted to disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to Live Nation and its subsidiaries or affiliates, and that such information gives Live Nation and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to Live Nation, at Live Nation’s request at any time or upon termination or expiration of Executive’s employment with Live Nation or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by Live Nation and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by Live Nation and its subsidiaries or affiliates, other than Executive’s personal files that do not contain Confidential Information and a copy of Executive’s rolodex. As used in this Exhibit C, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with Live Nation. A company, corporation, partnership, limited liability company, joint venture or other entity (“Person”) shall be deemed to “control” another Person if such Person owns, directly or indirectly, or controls the right to vote, more than 50% of the equity of such other Person.

(b) NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he may possess Confidential Information about other employees, consultants and contractors of Live Nation and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of Live Nation and its subsidiaries or affiliates. Executive recognizes that the information he possesses about these other employees, consultants and contractors is not generally known, may be of substantial value to Live Nation and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with Live Nation. Executive agrees that, until the later of (i) the twelve month anniversary of his termination of employment with Live Nation for any reason and (ii) the later of (A) the latest date that the Azoff Trust has the right to exercise a put pursuant to section 13 of the Agreement and (B) the two year anniversary of the latest date that the Azoff Trust exercises any rights pursuant to section 13 of the Agreement (the “Restricted Period”), Executive will not, directly or indirectly, solicit or recruit any employee of (1) Live Nation and/or (2) its subsidiaries and/or affiliates with whom Executive has had direct contact during his employment hereunder, in all cases, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of Live Nation or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder. Notwithstanding the foregoing, Executive is not precluded from soliciting any individual who (x) responds to any public advertisement or general solicitation; (y) has been terminated by Live Nation prior to the solicitation; or (z) was Executive’s personal assistant or secretary.

(c) NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Executive shall not, without the written consent of Live Nation, solicit, request or instruct, directly or indirectly, any venue, promoter, touring artist, team, league or any other party, in each case with respect to which Live Nation and/or any of its subsidiaries or affiliates provided such party with services pursuant to a contractual relationship during the last twelve (12) months of the LN Employment Term (collectively, the “Business Partners”) to use the services of any competitor of Live Nation in a manner that could reasonably be expected to result in the cessation or a material reduction in the amount of business between the Business Partners and Live Nation and/or any of its subsidiaries or affiliates. For the avoidance of doubt, Executive may solicit Business Partners during the Restricted Period with respect to transactions or matters that are not competitive with the business of Live Nation and/or any of its subsidiaries or affiliates without being in violation of this Section (c).

(d) PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (defined below) shall be considered works made for hire by Executive for Live Nation or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to Live Nation. In order to permit Live Nation to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to Live Nation. Except in furtherance of his obligations as an employee of Live Nation, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of Live Nation or,

C-2

as applicable, its subsidiaries or affiliates. Executive agrees that in the event actions of Executive are required to ensure that such rights belong to Live Nation under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by Live Nation, whether during or after the LN Employment Term, and without the need for separate or additional compensation. “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, in each case, (i) that (A) concerns or relates to the actual or anticipated business, research or development activities, or operations of Live Nation or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of Live Nation or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (C) uses, incorporates or is based on Live Nation equipment, supplies, facilities, trade secrets or inventions of any form or type, and (ii) that is developed, conceived or reduced to practice during the period that Executive is employed with Live Nation. All Confidential Information and all Employee Developments are and shall remain the sole property of Live Nation or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the LN Employment Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to Live Nation all such proprietary rights without the need for a separate writing or additional compensation. Executive shall, both during and after the LN Employment Term, upon Live Nation’s request, promptly execute, acknowledge, and deliver to Live Nation all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as Live Nation may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend Live Nation’s rights in Confidential Information and Employee Developments.

(e) COMPLIANCE WITH POLICIES AND PROCEDURES. During the period that Executive is employed with Live Nation hereunder, Executive shall adhere to the policies and standards of professionalism set forth in Live Nation’s Policies and Procedures applicable to all employees of Live Nation and its subsidiaries and/or affiliates as they may exist from time to time.

(f) SURVIVAL OF PROVISIONS. The obligations contained in this Exhibit C shall, to the extent provided in this Exhibit C, survive the termination or expiration of Executive’s employment with Live Nation and, as applicable, shall be fully enforceable thereafter in accordance with the terms of the Agreement. If it is determined by a court of competent jurisdiction that any restriction in this Exhibit C is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

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Exhibit D

FORM OF EXECUTIVE RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided to Irving Azoff (“Executive”) in connection with the termination of Executive’s employment, as set forth in the Employment Agreement (“Agreement”), dated October 21, 2009, by and among Irving Azoff (“Executive”), Ticketmaster Entertainment, Inc. (“Ticketmaster”), and the Azoff Family Trust of 1997, dated May 27, 1997, as amended, which are conditioned on Executive signing this release of claims (“Release of Claims”) and to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, on Executive’s behalf and on behalf of Executive’s heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through Executive, hereby releases and forever discharges [Ticketmaster](1) [Live Nation, Inc.](2) (“Company”), and all of its subsidiaries and other affiliates, past, present and future officers, directors, trustees, stockholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns and all others connected with any of them, all of the foregoing both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which Executive has had in the past, now has, or might now have, through the date of Executive’s signing of this Release of Claims, in any way resulting from, arising out of or connected with Executive’s employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment, including, without limitation: any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621, et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment.

Excluded from the scope of this Release of Claims are (i) any rights that Executive may have with respect to arrangements that by their terms are to be performed after the date of this Release of Claims; (ii) any right of indemnification or contribution that Executive has pursuant to the certificate of incorporation or bylaws of the Company or any of its subsidiaries or other affiliates and (iii) any claims under any of the equity incentive plan and equity-based award agreements referenced in the Agreement with respect to any securities (including shares, options and any other equity-based rights) that Executive or the Azoff Trust (as defined in the Agreement) continues to hold after Executive signs this Release of Claims.

(1) If termination of employment occurs prior to the Merger (as defined in the Agreement).

(2) If termination of employment occurs following the Merger (as defined in the Agreement).

This Release of Claims covers both claims that Executive knows about and those Executive may not know about. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of Executive’s release of unknown claims and Executive’s waiver of statutory protection against a release of unknown claims, including, without limitation, claims otherwise protected under California Civil Code Section 1542 (“Section 1542”) or any other applicable similar state or federal law. Section 1542 provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

For a period of two years following the date hereof, Executive agrees that Executive will not make or cause to be made any statements, verbally, electronically, in writing or in any other form, with the intent to be derogatory or disparaging about the Company, its businesses, affiliates, subsidiaries, officers, directors or employees.

In signing this Release of Claims, Executive acknowledges Executive’s understanding that Executive may not sign it prior to the termination of Executive’s employment, but that Executive may consider the terms of this Release of Claims for up to 21 days (or such longer period as the Company may specify) from the later of the date Executive’s employment with the Company terminates or the date Executive receives this Release of Claims. Executive also acknowledges that Executive is advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that Executive has had sufficient time to consider this Release of Claims and to consult with an attorney, if Executive wished to do so, or to consult with any other person of Executive’s choosing before signing; and that Executive is signing this Release of Claims voluntarily and with a full understanding of its terms.

Executive further acknowledges that, in signing this Release of Claims, Executive has not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. Executive understands that Executive may revoke this Release of Claims at any time within seven days of the date of Executive’s signing by written notice to the Company provided in accordance with section 23 of the Agreement and that this Release of Claims will take effect only upon the expiration of such seven day revocation period and only if Executive has not timely revoked it.

This Release of Claims shall in all respects be governed, construed and enforced by and in accordance with the laws of the State of California, without regard to and excluding California choice of law rules, and except as specifically governed by Federal law. If any section of this Release of Claims is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of the Release of Claims, which shall remain in full force and effect.

Intending to be legally bound, Executive has signed this Release of Claims as of the date written below.

Date	IRVING AZOFF

D-2

Exhibit E

FORM OF COMPANY RELEASE OF CLAIMS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, and as required by the Agreement (the “Agreement”), dated October 21, 2009, by and among Irving Azoff (“Executive”), Ticketmaster Entertainment, Inc. (“Ticketmaster”), and the Azoff Family Trust of 1997, dated May 27, 1997, as amended, [Ticketmaster](1) [Live Nation, Inc.](2) (the “Company”) on its behalf, and on behalf of its predecessors, affiliates and successors, and each of its past, present and future officers, directors, employees, representatives, attorneys, insurers, agents and assigns, individually and in their official capacities, hereby releases and forever discharges Executive from any and all known causes of action, rights or claims of any type or description, which they have had in the past, now have, or might now have, through the date of signing of this Release of Claims, in any way resulting from, arising out of or connected with Executive’s employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirements, including, without limitation, those arising under common law. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

Excluded from the scope of this Release of Claims is (i) any claim based on facts not known by the Company on the date of execution of this Release of Claims, (ii) any claim arising under [Exhibit B to the Ticketmaster Employment Agreement, Section 8 of the FLMG Employment Agreement or Section 6.7 of the 2004 Agreement (as extended pursuant to the terms of the Stock Purchase Agreement)](3) [Exhibit C to the Agreement, Section 8 of the FLMG Employment Agreement or Section 6.7 of the 2004 Agreement (as extended pursuant to the terms of the Stock Purchase Agreement and as further extended pursuant to the terms of the Agreement)](4) after the effective date of this Release of Claims and (iii) any claims relating to Executive’s commission of fraud or criminal acts against Company or its affiliates, or other substantial, willful and intentional misconduct related to Executive’s employment with the Company or any of its affiliates. Intending to be legally bound, the Company has signed this Release of Claims as of the date written below.

[TICKETMASTER ENTERTAINMENT, INC.] [LIVE NATION, INC.]

Date	Name:
Title:

(1) If termination of employment occurs prior to the Merger.

(2) If termination of employment occurs following the Merger.

(3) If termination of employment occurs prior to the Merger.

(4) If termination of employment occurs following the Merger.